Exhibit 107

CALCULATION OF FILING FEE TABLE

424(b)(7)
(Form Type)

BLINK CHARGING CO.
(Exact name of registrant as specified in its charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities
Fees to Be Paid	Equity	Common Stock	Rule 456(b), 457(c) and Rule 457(r)	7,454,975(1)	$17.21(2)	$128,300,119.75(2)	0.0000927	$11,893.42	-	-	-	-
Fees Previously Paid	-	-	-	-	-	-	-	-	-	-	-	-

Carry Forward Securities
Carry Forward Securities	-	-	-	-	-	-	-	-	-	-	-	-

	Total Offering Amounts					$128,300,119.75		$11,893.42

	Total Fees Previously Paid							-

	Total Fee Offsets							-

	Net Fee Due							$11,893.42

(1)	Consists of 7,454,975 shares of common stock registered for resale by the selling shareholders named in this prospectus supplement.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(r) of the Securities Act of 1933, as amended, or the Securities Act, and based upon the average of the high and low sales price of a share of the Registrant’s common stock as reported by The Nasdaq Capital Market on July 15, 2022.
(3)	Calculated pursuant to Rules 456(b), 457(c) and 457(r) of the Securities Act, by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0000927.